Form 10-K, Exhibit 13
period 1998-12-31
KENMAR GLOBAL TRUST
filed 1999-03-25
CIK 1019561

KENMAR GLOBAL TRUST

                                  ANNUAL REPORT

                                December 31, 1998

                               KENMAR GLOBAL TRUST


                                TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----

Affirmation of the Commodity Pool Operator...............................   -ii-

Independent Auditor's Report.............................................  -iii-

Financial Statements

  Statements of Financial Condition
    December 31, 1998 and 1997............................................   F-1

  Statements of Operations For the Years
    Ended December 31, 1998 and 1997 and For the Period
    July 17, 1996 (inception) to December 31, 1996........................   F-2

  Statements of Cash Flows For the Years
    Ended December 31, 1998 and 1997 and For the Period
    July 17, 1996 (inception) to December 31, 1996........................   F-3

  Statements of Changes in Unitholders' Capital (Net Asset Value)
    For the Years Ended December 31, 1998 and 1997 and For the Period
    July 17, 1996 (inception) to December 31, 1996........................   F-4

  Notes to Financial Statements........................................  F-5-F-9

                               KENMAR GLOBAL TRUST

                   AFFIRMATION OF THE COMMODITY POOL OPERATOR

                                   ----------




To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 1998 is accurate and complete.






                                          /s/MARC S. GOODMAN
                                          --------------------------
                                          Marc S. Goodman, President
                                          Kenmar Advisory Corp.
                                          KENMAR GLOBAL TRUST

                    ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

                          CERTIFIED PUBLIC ACCOUNTANTS

                                 (410) 821-8000

                               FAX (410) 321-8359

Member:

   AMERICAN INSTITUTE OF                                               Suite 200
   CERTIFIED PUBLIC ACCOUNTANTS
   SEC Practice Section                                 201 International Circle

   Maryland Association of                           Hunt Valley, Maryland 21030
   Certified Public Accountants


                          INDEPENDENT AUDITOR'S REPORT


To the Unitholders
Kenmar Global Trust


We have audited the accompanying statements of financial condition of Kenmar Global Trust as of December 31, 1998 and 1997, and the related statements of operations, cash flows and changes in unitholders' capital (net asset value) for the years ended December 31, 1998 and 1997 and for the period July 17, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kenmar Global Trust as of December 31, 1998 and 1997, and the results of its operations, cash flows and the changes in its net asset values for the years ended December 31, 1998 and 1997 and for the period July 17, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.


                                   /s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
March 1, 1999

                               KENMAR GLOBAL TRUST

                        STATEMENTS OF FINANCIAL CONDITION

                           December 31, 1998 and 1997

                                   ----------

                                                                    1998         1997
                                                                -----------   -----------
ASSETS
   Equity in broker trading accounts
      Cash ..................................................   $14,288,556   $11,166,621
      Net option premiums paid ..............................             0        12,165
      Unrealized gain on open contracts .....................     1,219,956       838,321
                                                                -----------   -----------

         Deposits with brokers ..............................    15,508.512    12,017,107

   Cash .....................................................    10,582,645       588,287
   Other assets .............................................             0       177,369
                                                                -----------   -----------

         Total assets .......................................   $26,091,157   $12,782,763
                                                                ===========   ===========

LIABILITIES
   Accounts payable .........................................   $    65,017   $    24,489
   Commissions and other trading fees on open contracts .....        18,122         6,831
   Managing Owner brokerage commissions .....................       160,616        89,492
     Managing Owner incentive fee ...........................        42,368             0
   Advisor profit shares ....................................       109,106        54,575
   Reimbursable offering costs ..............................        44,975        23,058
   Redemptions payable ......................................       255,238       176,774
   Redemption charges payable to Managing Owner .............         4,897         4,503
   Subscription deposits ....................................        27,720        25,720
                                                                -----------   -----------

         Total liabilities ..................................       728,059       405,442
                                                                -----------   -----------

UNITHOLDERS' CAPITAL (NET ASSET VALUE)
   Managing Owner - 2,331.0461 and 1,258.4577 units
     outstanding at December 31, 1998 and 1997 ..............       263,850       125,970
   Other Unitholders - 221,745.5512 and 122,392.3731 units
     outstanding at December 31, 1998 and 1997 ..............    25,099,248    12,251,351
                                                                -----------   -----------

         Total unitholders' capital (Net Asset Value)........    25,363,098    12,377,321
                                                                -----------   -----------

                                                                $26,091,157   $12,782,763
                                                                ===========   ===========

                                              See accompanying notes.


                               KENMAR GLOBAL TRUST

                            STATEMENTS OF OPERATIONS

               For the Years Ended December 31, 1998 and 1997 and
          For the Period July 17, 1996 (inception) to December 31, 1996


                                             Year Ended     Year Ended     Period Ended
                                            December 31,   December 31,    December 31,
                                                1998           1997            1996
                                             ----------     ----------      ----------
INCOME
   Trading gains (losses)
            Realized .....................   $4,443,190     $ (162,443)     $        0
            Change in unrealized .........      381,635        838,321               0
                                             ----------     ----------      ----------

               Gain from trading .........    4,824,825        675,878               0

   Interest income .......................      750,290        293,033               0
                                             ----------     ----------      ----------

               Total income ..............    5,575,115        968,911               0
                                             ----------     ----------      ----------

EXPENSES
   Brokerage commissions .................      147,779         45,814               0
   Managing Owner brokerage commissions ..    1,652,458        631,403               0
   Managing Owner incentive fee ..........       43,400              0               0
   Advisor profit shares .................      984,809        106,886               0
   Operating expenses ....................      134,568         58,398               0
                                             ----------     ----------      ----------
               Total expenses ............    2,963,014        842,501               0
                                             ----------     ----------      ----------

               NET INCOME ................   $2,612,101     $  126,410      $        0
                                             ==========     ==========      ==========

NET INCOME PER UNIT
   (based on weighted average number of
   units outstanding during the period)...   $    16.96     $     1.24      $     0.00
                                             ==========     ==========      ==========

INCREASE IN NET ASSET
   VALUE PER UNIT ........................   $    13.09     $     0.10      $     0.00
                                             ==========     ==========      ==========


                             See accompanying notes.


                               KENMAR GLOBAL TRUST

                            STATEMENTS OF CASH FLOWS

               For the Years Ended December 31, 1998 and 1997 and
          For the Period July 17, 1996 (inception) to December 31, 1996

                                   ----------

                                                                Year Ended      Year Ended     Period Ended
                                                               December 31,    December 31,    December 31,
                                                                   1998            1997            1996
                                                               ------------    ------------    ------------
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES
   Net income ..............................................   $  2,612,101    $    126,410    $          0
      Adjustments to reconcile net income to net
      cash from (for) operating activities:
        (Increase) decrease in net option premiums paid ....         12,165         (12,165)              0
        Net change in unrealized ...........................       (381,635)       (838,321)              0
        (Increase) decrease in other assets ................        177,369        (177,369)              0
        Increase in accounts payable and accrued expenses...        219,842         175,387               0
                                                               ------------    ------------    ------------


           Net cash (for) operating activities .............      2,639,842        (726,058)              0
                                                               ------------    ------------    ------------
CASH FLOWS FROM (FOR) FINANCING ACTIVITIES
   Addition of units .......................................     13,497,520      12,847,562           2,000
   Increase in subscription deposits .......................          2,000          25,720               0
   Offering costs paid .....................................       (700,862)       (124,706)              0
   Redemption of units .....................................     (2,322,207)       (269,610)              0
                                                               ------------    ------------    ------------

           Net cash from financing activities ..............     10,476,451      12,478,966           2,000
                                                               ------------    ------------    ------------

Net increase in cash .......................................     13,116,293      11,752,908           2,000
CASH
   Beginning of period .....................................     11,754,908           2,000               0
                                                               ------------    ------------    ------------

   End of period ...........................................   $ 24,871,201    $ 11,754,908    $      2,000
                                                               ============    ============    ============

END OF PERIOD CASH CONSISTS OF:
   Cash in broker trading accounts .........................   $ 14,288,556    $ 11,166,621    $          0
   Cash ....................................................     10,582,645         588,287           2,000
                                                               ------------    ------------    ------------

           Total end of period cash ........................   $ 24,871,201    $ 11,754,908    $      2,000
                                                               ============    ============    ============


                                              See accompanying notes.


                               KENMAR GLOBAL TRUST

         STATEMENTS OF CHANGES IN UNITHOLDERS' CAPITAL (NET ASSET VALUE)

               For the Years Ended December 31, 1998 and 1997 and
          For the Period July 17, 1996 (inception) to December 31, 1996

                                   ----------

                                                            Unitholders' Capital
                                                 --------------------------------------------
                                      Total
                                    Number of       Managing        Other
                                      Units          Owner       Unitholders        Total
                                 ------------    ------------    ------------    ------------
Balances at
   July 17, 1996 (inception) ..        0.0000    $          0    $          0    $          0
Additions .....................       20.0000             400           1,600           2,000
                                 ------------    ------------    ------------    ------------
Balances at
   December 31, 1996 ..........       20.0000             400           1,600           2,000
Additions .....................  128,219.1639         125,800      12,721,762      12,847,562
Net income for the year
   ended December 31, 1997 ....                         1,279         125,131         126,410
Redemptions ...................   (4,588.3331)              0        (450,887)       (450,887)
Offering costs ................                        (1,509)       (146,255)       (147,764)
                                 ------------    ------------    ------------    ------------
Balances at
   December 31, 1997 ..........  123,650.8308    $    125,970    $ 12,251,351    $ 12,377,321

Net income for the year .......                        26,933       2,585,168       2,612,101
   ended December 31, 1998
Additions .....................  123,109.1508         118,400      13,379,120      13,497,520
Redemptions ...................  (22,683.3843)              0      (2,401,065)     (2,401,065)
Offering costs ................                        (7,435)       (715,326)       (722,779)
                                 ------------    ------------    ------------    ------------

Balances at
   December 31, 1998 ..........  224,076.5973    $    263,850    $ 25,099,248    $ 25,363,098
                                 ============    ============    ============    ============

                                                              Net Asset Value Per Unit
                                                    ----------------------------------------
                                                                    December 31,
                                                    ----------------------------------------
                                                      1998              1997           1996
                                                    -------           -------        -------
                                                    $113.19           $100.10        $100.00
                                                    =======           =======        =======


                             See accompanying notes.

                               KENMAR GLOBAL TRUST

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.  General Description of the Fund

            Kenmar Global Trust (the "Fund") is a Delaware business trust. The Fund is a multi-advisor, multi-strategy commodity pool which trades in United States (U.S.) and foreign futures, options, forwards and related markets. The Fund was formed on July 17, 1996 and commenced trading on May 22, 1997.

        B.  Regulation

            As a registrant with the Securities and Exchange Commission, the Fund is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Fund is subject to the regulations of the Commodity Futures Trading Commission, an agency of the U.S. government which regulates most aspects of the commodity futures industry, rules of the National Futures Association, an industry self-regulatory organization, and the requirements of the various commodity exchanges where the Fund executes transactions. Additionally, the Fund is subject to the requirements of the Futures Commission Merchants (FCMs) and interbank market makers (collectively, "brokers") through which the Fund trades.

        C.  Method of Reporting

            The Fund's financial statements are presented in accordance with generally accepted accounting principles, which require the use of certain estimates made by the Fund's management. Gains or losses are realized when contracts are liquidated. Net unrealized gain or loss on open contracts (the difference between contract purchase prices and market prices) is reported in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 - "Offsetting of Amounts Related to Certain Contracts." Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Brokerage commissions paid directly to brokers include other trading fees and are charged to expense when contracts are opened.

        D.  Income Taxes

            The Fund prepares calendar year U.S. and state information tax returns and reports to the Unitholders their allocable shares of the Fund's income, expenses and trading gains or losses.

        E.  Organizational and Offering Costs

            Organizational and initial offering costs (exclusive of selling commissions) of approximately $540,000 were advanced to the Fund by the Managing Owner. Such costs are charged to unitholders' capital and reimbursed to the Managing Owner at a monthly rate of 0.2% of the Fund's beginning of month Net Asset Value. As of December 31, 1998, all such organizational and initial offering costs advanced by the Managing Owner have been charged to unitholders' capital.

            Ongoing offering costs are borne by the Fund and are charged directly to unitholders' capital as incurred.


                               KENMAR GLOBAL TRUST

Note. 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


        F.  Foreign Currency Transactions

            The Fund's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 2. MANAGING OWNER

        The Managing Owner of the Fund is Kenmar Advisory Corp., which conducts and manages the business of the Fund. The Declaration of Trust and Trust Agreement requires the Managing Owner to maintain a capital account equal to 1% of the total capital accounts of the Fund.

        The Managing Owner is paid monthly brokerage commissions equal to 1/12 of 11% (11% annually) of the Fund's beginning of month Net Asset Value. The Managing Owner, in turn, pays substantially all actual costs of executing the Fund's trades, selling commissions and trailing commissions to selling agents, and consulting fees to the Advisors. The amount paid to the Managing Owner is reduced by brokerage commissions and other trading fees paid directly by the Fund. For the year ended December 31, 1998 and for the period May 22, 1997 (commencement of trading) to December 31, 1997, brokerage commissions equated to an approximate round-turn equivalent rate of $84 and $92, respectively. Such approximate round-turn equivalent brokerage commission rate will vary depending on the frequency of trading by the Fund's commodity trading advisors.

        The Managing Owner is paid an incentive fee equal to 5% of New Overall Appreciation (which is defined in the Declaration of Trust and Trust Agreement and excludes interest income) as of each fiscal year-end and upon redemption of Units.

Note 3. COMMODITY TRADING ADVISORS

        The Fund has advisory agreements with various commodity trading advisors pursuant to which the Fund pays quarterly profit shares of 15% to 20% of Trading Profit (as defined in each advisory agreement).

Note 4. DEPOSITS WITH BROKERS

        The Fund deposits cash with brokers subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such brokers. The Fund earns interest income on its cash deposited with the brokers.

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

        Investments in Units of Beneficial Interest are made by subscription agreement, subject to acceptance by the Managing Owner.

        The Fund is not required to make distributions, but may do so at the sole discretion of the Managing Owner. A Unitholder may request and receive redemption of Units owned, beginning with the end of the sixth month after

                               KENMAR GLOBAL TRUST

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS (CONTINUED)

        such Units are sold, subject to restrictions in the Declaration of Trust and Trust Agreement. Units redeemed on or before the end of the twelfth full calendar month and after the end of the twelfth full month but on or before the end of the eighteenth full calendar month after the date such Units begin to participate in the profits and losses of the Fund are subject to early redemption charges of 3% and 2%, respectively, of the Net Asset Value redeemed. All redemption charges are paid to the Managing Owner. Such redemption charges are included in redemptions of unitholders' capital and amounted to $51,752 and $12,592 during 1998 and 1997, respectively.

Note 6. TRADING ACTIVITIES AND RELATED RISKS

        The Fund engages in the speculative trading of U.S. and foreign futures contracts, options on U.S. and foreign futures contracts and forward contracts (collectively, "derivatives"). These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

        Purchases and sales of futures and options on futures contracts require margin deposits with the FCMs. Additional deposits may be necessary for any loss of contract value. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from such FCM's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with an FCM are considered commingled with all other customer funds subject to the FCM's segregation requirements. In the event of an FCM's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        The Fund has cash on deposit with interbank market makers and other financial institutions in connection with its trading of forward contracts and its cash management activities. In the event of a financial institution's insolvency, recovery of Fund assets on deposit may be limited to account insurance or other protection afforded such deposits. In the normal course of business, the Fund does not require collateral from such financial institutions. Since forward contracts are traded in unregulated markets between principals, the Fund also assumes the risk of loss from counterparty nonperformance.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Fund is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Fund pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Fund to potentially unlimited liability, and purchased options expose the Fund to a risk of loss limited to the premiums paid.


                               KENMAR GLOBAL TRUST

Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        The fair value of derivatives represents unrealized gains and losses on open futures and forward contracts and long and short options at market value. The average fair value of derivatives for the year ended December 31, 1998 and for the period May 22, 1997 (commencement of trading) to December 31, 1997 and the related fair values as of December 31, 1998 and 1997, are as follows:

                                                1998                          1997
                                     -------------------------      -------------------------
                                       Average       Year End        Average       Period End
                                     Fair Value     Fair Value      Fair Value     Fair value
                                     ----------     ----------      ----------     ----------
Exchange traded futures and
  options on futures contracts       $1,050,000     $1,240,000      $440,000        $847,000
  Forward contracts                      20,000        (20,000)       30,000           3,000


        Net trading results from derivatives for the years ended December 31, 1998 and 1997, are reflected in the statement of operations and consist of the gain from trading less brokerage commissions and the portion of the Managing Owner brokerage commissions that is payable to the brokers. For the years ended December 31, 1998 and 1997, the net trading gain from derivatives was approximately $4,564,000 and $595,000, respectively. Such trading results reflect the net gain arising from the Fund's speculative trading of futures contracts, options on futures contracts and forward contracts.

        Open contracts generally mature within one year; however, the Fund intends to close all contracts prior to maturity. The latest maturity date for open contracts at December 31, 1998 and 1997 is September 1999 and June 1998, respectively. At December 31, 1998 and 1997, the notional amount of open contracts is as follows:

                                                         1998                          1997
                                              ---------------------------   ---------------------------
                                              Contracts to   Contracts to   Contracts to   Contracts to
                                                Purchase         Sell         Purchase         Sell
                                              ------------   ------------   ------------   ------------

Exchange traded futures contracts
  and written options thereon:
     - Financial instruments ..............   $ 96,900,000   $ 99,000,000   $ 44,900,000   $ 16,300,000
     - Metals .............................      4,200,000     11,100,000      1,800,000      3,700,000
     - Energy .............................              0      1,800,000              0      1,100,000
     - Agricultural .......................        900,000      9,300,000      1,500,000      2,800,000
     - Currencies .........................      6,800,000      6,400,000     15,300,000     18,800,000

Forward Contracts:
      - Currencies ........................      4,600,000      2,600,000              0        700,000
                                              ------------   ------------   ------------   ------------

                                              $113,400,000   $130,200,000   $ 63,500,000   $ 43,400,000
                                              ============   ============   ============   ============
Exchange traded purchased options
  on futures contracts:
      - Financial instruments .............              0              0   $  3,400,000   $          0
      - Currencies ........................              0              0              0      1,400,000
                                              ------------   ------------   ------------   ------------

                                              $          0   $          0   $  3,400,000   $  1,400,000
                                              ============   ============   ============   ============


                               KENMAR GLOBAL TRUST

Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        The above amounts do not represent the Fund's risk of loss due to market and credit risk, but rather represent the Fund's extent of involvement in derivatives at the date of the statement of financial condition.

        The Managing Owner has established procedures to actively monitor market risks and minimize credit risk. The Unitholders bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

