Form 10-K, Exhibit 13
period 2006-12-31
KENMAR GLOBAL TRUST
filed 2007-03-30
CIK 1019561

KENMAR GLOBAL TRUST

ANNUAL REPORT

December 31, 2006

KENMAR GLOBAL TRUST

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Kenmar Global Trust

We have audited the accompanying statements of financial condition, including the condensed schedule of investments, of Kenmar Global Trust (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in trust capital for the two years in the period then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The statement of operations and statement of changes in trust capital for the year ended December 31, 2004 were audited by another auditor whose report dated March 9, 2005 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kenmar Global Trust at December 31, 2006 and 2005, and the results of its operations and changes in its trust capital for the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders

Kenmar Global Trust

We have audited the accompanying statements of operations and changes in unitholders’ capital (net asset value) of Kenmar Global Trust for the year ended December 31, 2004. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our Audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in unitholders’ capital (net asset value) of Kenmar Global Trust for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 9, 2005

KENMAR GLOBAL TRUST

S TATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Equity in broker trading accounts
Cash	$3,753,024	$6,240,328
Unrealized gain (loss) on open futures contracts	373,730	(10,809)

Deposits with brokers	4,126,754	6,229,519
Cash and cash equivalents	2,385,984	5,589,041
Unrealized gain on open forward currency contracts	25,562	159,599
Interest receivable	13,214	23,752

Total assets	$6,551,514	$12,001,911

LIABILITIES
Cash due Broker	$70,173	$0
Accounts payable and other	31,579	$186,309
Managing Owner brokerage commissions	50,925	90,336
Advisor profit shares	100,548	0
Redemptions payable	496,419	536,584

Total liabilities	749,644	813,229

UNITHOLDERS’ CAPITAL (Net Asset Value)
Managing Owner – 703.8301 and 1,193.8301 units outstanding at December 31, 2006 and 2005, respectively.	72,800	116,826
Other Unitholders – 55,388.4208 and 113,142.3012 units outstanding at December 31, 2006 and 2005, respectively.	5,729,070	11,071,856

Total unitholders’ capital (Net Asset Value)	5,801,870	11,188,682

Total liabilities and unitholders’ capital	$6,551,514	$12,001,911

Net Asset Value per Unit –December 31
2006	2005	2004
$103.43	$97.86	$108.04

See accompanying notes.

KENMAR GLOBAL TRUST

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Net Asset Value	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Net Asset Value
LONG FUTURES CONTRACTS
Commodities	$18,112	0.31%	$14,958	0.13%
Currency	67,378	1.16%	(18,103)	(0.16)%
Energy	0	0.00%	737	0.01%
Interest rates	(69,256)	(1.19)%	16,364	0.15%
Metals	85,827	1.48%	8,460	0.08%
Stock index	50,974	0.88%	(12,561)	(0.11)%
Other	0	0.00%	375	0.00%

Total long futures contracts	$153,035	2.64%	$10,230	0.10%

SHORT FUTURES CONTRACTS
Commodities	$(1,806)	(0.03)%	$(21,593)	(0.19)%
Currency	57,910	1.00%	979	0.01%
Energy	107,924	1.86%	8,065	0.07%
Interest rates	99,070	1.70%	(8,490)	(0.08)%
Metals	(46,890)	(0.81)%	0	0.00%
Stock index	4,487	0.08%	0	0.00%

Total short futures contracts	$220,695	3.80%	$(21,039)	(0.19)%

Total futures contracts	$373,730	6.44%	$(10,809)	(0.09)%

FORWARD CURRENCY CONTRACTS
Long forward currency contracts	$30,744	0.53%	$311,235	2.78%

Short forward currency contracts	(5,182)	(0.09)%	(151,636)	(1.36)%

Total forward currency contracts	$25,562	0.44%	$159,599	1.42%

See accompanying notes.

KENMAR GLOBAL TRUST

STATEMENTS OF OPERATIONS

For the Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
TRADING GAINS (LOSSES)
Realized	$573,502	$(415,817)	$2,517,436
Change in unrealized	250,503	(100,552)	(802,457)
Brokerage commissions	(65,435)	(156,815)	(264,647)

Net gain (loss) from trading	758,570	(673,184)	1,450,332

NET INVESTMENT GAIN (LOSS)
Income
Interest income	388,169	567,583	380,892

Expenses
Managing Owner brokerage commissions	713,251	1,539,835	2,082,064
Advisor profit shares	103,991	63,699	295,261
Operating expenses	42,860	143,529	163,402

Total expenses	860,102	1,747,063	2,540,727

Net investment loss	(471,933)	(1,179,480)	(2,159,835)

NET INCOME (LOSS)	$286,637	$(1,852,664)	$(709,503)

NET INCOME (LOSS) PER UNIT (based on weighted average number of units outstanding during the year)	$3.64	$(11.19)	$(3.20)

INCREASE (DECREASE) IN NET ASSET VALUE PER UNIT	$5.57	$(10.18)	$(2.98)

See accompanying notes.

KENMAR GLOBAL TRUST

STATEMENTS OF CHANGES IN UNITHOLDERS’ CAPITAL

For the Years Ended December 31, 2006 and 2005

		Unitholders’ Capital
	Total Number of Units	Managing Owner	Other Unitholders	Total
Balances at December 31,2003	220,957.2650	$257,247	$24,274,508	$24,531,755
Net loss for the year Ended December 31, 2004		(5,250)	(704,253)	(709,503)
Additions	26,902.1150	10,000	2,925,410	2,935,410
Redemptions	(38,301.2460)	0	(3,956,659)	(3,956,659)
Offering costs		(1,712)	(158,692)	(160,404)

Balances at December 31, 2004	209,558.1340	260,285	22,380,314	22,640,599
Net loss for the year ended December 31, 2005		(22,045)	(1,830,619)	(1,852,664)
Additions	5,484.3131	0	540,800	540,800
Redemptions	(100,706.3158)	(119,069)	(9,830,157)	(9,949,226)
Offering costs		(2,345)	(188,482)	(190,827)

Balances at December 31, 2005	114,336.1313	116,826	11,071,856	11,188,682
Net income for the year ended December 31, 2006		3,179	283,458	286,637
Additions	50.6763	0	5,004	5,004
Redemptions	(58,294.5567)	(47,205)	(5,631,248)	(5,678,453)

Balances at December 31, 2006	56,092.2509	$72,800	$5,729,070	$5,801,870

See accompanying notes.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	General Description of the Fund

Kenmar Global Trust (the Fund) is a Delaware business trust. The Fund is a multi-advisor, multi-strategy commodity pool which trades in United States (U.S.) and foreign futures, options, forward currency and related markets.

B.	Regulation

As a registrant with the Securities and Exchange Commission (“SEC”), the Fund is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Fund is subject to the regulations of the Commodity Futures Trading Commission, an agency of the U.S. government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Fund executes transactions. Additionally, the Fund is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Fund trades.

C.	Basis of Accounting

The financial statements of the Fund are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require Preferred Investment Solutions Corp. (“Preferred”), the Managing Owner, to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed. Brokerage commissions paid directly to brokers, reflected as “brokerage commissions” in the statement of operations, include exchange and other trading fees and are charged to expense when contracts are opened.

The weighted average number of Units outstanding was computed for purposes of disclosing net income / (loss) per weighted average Unit. The weighted average Units are equal to the number of Units outstanding at period end, adjusted proportionately for Units subscribed and redeemed based on their respective time outstanding during such period.

The Fund has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows-Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C.	Basis of Accounting (Continued)

Consistent with standard business practices in the normal course of business, the Fund has provided general indemnifications to the Managing Owner, its commodity trading advisors and others when they act, in good faith, in the best interests of the Fund. The Fund is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded. The Fund receives interest on all cash balances held by the clearing brokers at prevailing rates.

The SEC Staff Accounting Bulletin 108 (“SAB 108”) “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of the Fund has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Fund recognize in its financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Preferred as Managing Owner of the Fund has evaluated the impact of adopting FIN 48 on the Fund’s financial statements. In Preferred’s opinion as of December 31, 2006, FIN 48 has no material impact on the Fund, as the Fund’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Fund is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to the Fund’s financial statements has not been determined.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

D.	Income Taxes

The Fund is treated as a partnership for Federal income tax purposes. As such, the Fund is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Unitholders including the Managing Owner. The Fund may be subject to other state and local taxes in jurisdictions in which it operates.

E.	Offering Costs

Offering costs are borne by the Fund and are charged directly to unitholders’ capital as incurred.

F.	Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

Note 2. MANAGING OWNER

The Managing Owner of the Fund is Preferred Investment Solutions Corp. ,which conducts and manages the business of the Fund. The Declaration of Trust and Trust Agreement requires the Managing Owner to maintain a capital account equal to 1% of the total capital accounts of the Fund. The Managing Owner has agreed to maintain a net worth of not less than $1,000,000. At December 31, 2006, the Managing Owner has a net worth in excess of $1,000,000.

The Managing Owner is paid monthly brokerage commissions (“Managing Owner Brokerage Commissions”) equal to 1/12 of 10% (10% annually) of the Fund’s beginning of month Net Asset Value on the first $25 million of Net Asset Value and 1/12 of 9% (9% annually) of the Fund’s beginning of month Net Asset Value in excess of $25 million. The Managing Owner, in turn, pays substantially all actual costs of executing the Fund’s consulting trades, selling commissions and trailing commissions to selling agents, and fees to the commodity trading advisors. Managing Owner Brokerage Commissions are reduced by brokerage commissions and other trading fees paid directly to brokers by the Fund. For the years ended December 31 2006, 2005 and 2004, brokerage commissions equated to an approximate round turn equivalent rate of $43, $68 and $58, respectively. Such approximate round turn equivalent brokerage commission rate will vary depending on the frequency of the trading by the Fund’s commodity trading advisors.

The Managing Owner is paid an incentive fee equal to 5% of New Overall Appreciation (which is defined in the Declaration of Trust and Trust Agreement and excludes interest income) as of each fiscal year-end and upon redemption of Units. No incentive fee was earned by the Managing Owner during 2006, 2005 and 2004.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. COMMODITY TRADING ADVISORS

The Fund has advisory agreements with various commodity trading advisors pursuant to which the Fund pays quarterly profit shares of 20% of Trading Profit (as defined in each respective advisory agreement).

Note 4. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

Investments in Units of Beneficial Interest are made by subscription agreement, subject to acceptance by the Managing Owner. As of February 1, 2006, the Managing Owner suspended additional contributions to the Fund. The Fund is not required to make distributions, but may do so at the sole discretion of the Managing Owner. A Unitholder may request and receive redemption of Units owned, subject to restrictions in the Declaration of Trust and Trust Agreement.

Units purchased on or after May 31, 2004 and redeemed prior to the end of the twelfth month after such Units are sold are subject to the following redemption charges paid to the Managing Owner: 3.5% of Net Asset Value redeemed on or after the end of the first and on or before the end of the third month after purchase; 2.625% of Net Asset Value redeemed from the beginning of the fourth and on or before the end of the sixth month after purchase; 1.75% of Net Asset Value redeemed from the beginning of the seventh and on or before the end of the ninth month after purchase; and 0.875% of Net Asset Value redeemed from the beginning of the tenth and on or before the end of the twelfth month after purchase.

All redemption charges are paid to the Managing Owner. Such redemption charges are included in redemptions in the statement of changes in unitholders’ capital and amounted to $71, $8,024 and $17,240 during 2006, 2005 and 2004, respectively.

Note 5. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

The Fund is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Fund’s investment activities (credit risk).

Market	Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Fund’s net assets being traded, significantly exceeds the Fund’s future cash requirements since the Fund intends to close out its open positions prior to settlement. As a result, the Fund is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Fund considers the fair value of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Fund’s commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Fund enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contracts at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Fund to unlimited risk.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 5. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Market	Risk (Continued)

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effect among the derivative instruments the Fund holds and the liquidity and inherent volatility of the markets in which the Fund trades.

Credit	Risk

When entering into futures or forward contracts, the Fund is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouse are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions, entered into by the Fund as the Fund’s interbank market maker, is the sole counterparty. The Fund has entered into a master netting agreement with its interbank market maker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Fund’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of the Fund’s contracts may result in greater loss than non-performance on all of the Fund’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Fund.

The Managing Owner attempts to minimize both credit and market risks by requiring the Fund and its commodity trading advisors to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions.

The Fund’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Fund all assets of the Fund relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2006 and 2005, such segregated assets totaled $5,223,013 and $9,384,117, respectively. Part 30.7 of the CFTC regulations also requires the Fund’s futures commission merchant to secure assets of the Fund related to foreign futures trading which totaled $858,541 and $(309,187) at December 31, 2006 and 2005, respectively. There are no segregation requirements for assets related to forward trading. As of December 31, 2006, all of the Fund’s open futures contracts mature within 30 months.

KENMAR GLOBAL TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. FINANCIAL HIGHLIGHTS

The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2006, 2005. This information has been derived from information presented in the financial statements.

	2006	2005	2004
Per Unit Performance
(for a unit outstanding throughout the entire year)
Net asset value per unit at beginning of year	$97.86	$108.04	$111.02

Income from opreations:
Gain (loss) from trading(1)	12.40	(1.91)	7.48
Net investment(loss) (1)	(6.83)	(7.12)	(9.74)

Total income (loss) from operations	5.57	(9.03)	(2.26)
Offering Costs (1)	0.00	(1.15)	(0.72)

Net asset value per unit at end of year	$103.43	$97.86	$108.04

Total Return	5.70%	(9.42)%	(2.69)%

Supplemental data
Ratios to average net asset value:
Expenses prior to advisor profit shares (2)	10.76%	10.51%	9.56%
Advisor profit shares	1.36%	0.40%	1.26%

Total expenses	12.12%	10.91%	10.82%

Net investment income (loss)	(7.04)%	(7.37)%	(7.94)%

Total returns are calculated based on the change in value of a unit during the year. An individual unitholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)

The net investment gain / (loss) per unit and offering costs per unit are calculated by dividing the net investment gain /(loss) and offering costs by the average number of units outstanding during the year. The gain from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.

(2)	Excludes advisor profit shares.

Note 7. Subsequent Events

Effective December 31, 2006 the Managing Owner terminated the Trading Advisor agreement with Graham Capital Management, L.P. and allocated those assets to WCM Pool LLC (“WCM”), effective January 1, 2007. The trading advisor of WCM, is Winton Capital Management (“Winton”) and is paid a 2% per annum management fee, accrued and paid monthly by WCM. In addition, Winton is paid a 20% incentive fee, accrued monthly and paid quarterly based on Net New High Profits by the members of WCM.